SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A

AMENDMENT NO. 1 TO FORM 8-A FILED AUGUST 20, 2001
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

CardioGenesis Corporation

(Exact name of registrant as specified in its charter)

California	77-0223740

(State of incorporation or organization)	(I.R.S. Employer Identification No.)

26632 Towne Centre Drive, Suite 320 Foothill Ranch, California	92610

(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A(c), check the following box. ☒

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

None	None

Securities Act registration statement file number to which this form relates: 000-28288

Amendment to securities registered pursuant to Section 12(g) of the Act:

Rights to Purchase Series A Preferred Stock, $.001 per share

(Title of Class)

(Title of Class)

Item 1. Description of Registrant’s Securities.
Item 2. Exhibits.
SIGNATURES
EXHIBIT INDEX

Item 1. Description of Registrant’s Securities.

     Effective as of August 17, 2001, the Registrant and its Rights Agent (presently EquiServe Trust Company, N.A.) (the “Rights Agent”) entered into a Shareholder Rights Agreement (the “Rights Agreement”) which provides that holders of each outstanding share of the Registrant’s Common Stock shall be entitled to receive one Right to purchase shares of Registrant’s Common Stock (a “Right”). By Application for Registration dated August 20, 2001 on Form 8-A, the Rights were registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, in connection with the Registrant’s listing of its securities on the NASDAQ National Market System.

     As previously noticed in the Registrant’s Form 8-K filed January 18, 2002, effective as of January 17, 2002, the Registrant amended the Rights Agreement (the “First Amendment”) to amend the definition of “Acquiring Person.” The First Amendment inserts the following provision at the end of the definition of “Acquiring Person” in the Rights Agreement:

“The foregoing shall only apply in its entirety to the State of Wisconsin Investment Board (“SWIB”) as to when SWIB Beneficially Owns 21% or more of the Voting Shares of the Company then outstanding.”

     Exhibit 4 to this Form 8-A/A is the First Amendment to the Rights Agreement, dated as of January 17, 2002. In addition to this Form 8-A/A amending the registration of the Rights pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, the Registrant has filed with the Securities and Exchange Commission a Current Report on Form 8-K, filed January 18, 2002, with respect to the First Amendment to the Rights Agreement.

Item 2. Exhibits.

Exhibit
Number	Description

4	First Amendment to Rights Agreement, dated as of January 17, 2002, between CardioGenesis Corporation and EquiServe Trust Company, N.A., as Rights Agent (incorporated by reference to CardioGenesis Corporation’s Current Report on Form 8-K, filed January 18, 2002)

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CardioGenesis Corporation

Date: May 23, 2002	By:	/s/ DARRELL F. ECKSTEIN

Name: Darrell F. Eckstein Its: Vice President and Interim Chief Financial Officer

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EXHIBIT INDEX

Exhibit
Number	Description

4	First Amendment to Rights Agreement, dated as of January 17, 2002, between CardioGenesis Corporation and EquiServe Trust Company, N.A., as Rights Agent (incorporated by reference to CardioGenesis Corporation’s Current Report on Form 8-K, filed January 18, 2002)

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